EXHIBIT 10.23

ERIC J. M. LAURENSSE

EMPLOYMENT AGREEMENT WITH
RANPAK B.V.

THE UNDERSIGNED:

1.	RANPAK B.V., having its registered office at (6422 PC) Heerlen at the Sourethweg 4-6, hereinafter referred to as "Employer'; and

2.	Mr. Eric J. M. Laurensse, currently residing in Venray, The Netherlands, hereinafter referred to as "Employee" and jointly with Employer, referred to as "the Parties".

WHEREAS:

1.
On May 26, 2009, Employee has been appointed as Managing Director (“Statutair Directeur") of Ranpak BV, Kapnar Holdings BV and Ranpak CZ BV. The resolutions of the respective Shareholders meetings are attached to this employment agreement.

2.
The employment of Employee by Employer as its Managing Director necessarily will result in Employee's having access to trade secrets and confidential business information proprietary to Employer, the disclosure of which would result in competitive injury to Employer.

3.	The Performance by Employee of his duties and responsibilities as Managing Director is critical to its business.

THE PARTIES HEREBY AGREE AS FOLLOWS:

Article 1.    Commencement, duration and termination

1.
Employee's employment will commence on July 1, 2009, and the term of this Employment Agreement shall continue for an indefinite period of time. The employment may be terminated by the Parties at any time with due observance of a notice period, which period shall be:

a)	1.5 (one and a half) months to be observed by Employee and 3 (three) months to be observed by Employer, which notice shall be in writing and may be delivered on any day of the calendar month.

2.	This Employment Agreement shall in any event and without prior notice expire at the end of the month in which Employee reaches the age of 65 (sixty-five).

Article 2.    Position

1.
Employee shall hold the position of Managing Director for Employer. Furthermore, Employee shall, on the basis of this employment agreement, be seconded to Ranpak CZ BV and Kapnar Holdings BV for performing duties as a Managing Director, with such duties and responsibilities as shall be assigned to him from time to time by Employer.

2.	Employee covenants that he shall also perform duties other than the ones which are considered his usual duties if such performance may be reasonably expected from him.

3.	Employee covenants that, at Employer's request, he shall at all times be willing to perform work for a company affiliated with Employer.

Article 3.    Salary

1.	Employee shall receive a gross annual base salary of EURO 170,000, payable in 12 (twelve) monthly instalments of EURO 14,167.

2.
During the term of this Employment Agreement, Employee's salary may be periodically adjusted as agreed to by Employer and Employee. Employee shall not be entitled to any routine periodic adjustment of salary, whether or not granted to other persons employed by Employer, including those linked or related to cost of living increases.

3.
Employee is entitled to an annual holiday allowance of 8% of the gross base salary, payable in the month of May of the then current year. If Employee performed work during only a part of the year, the holiday allowance shall be calculated and paid proportionately.

Depending on the business results and Employee' s performance, Employer may apportion a bonus to Employee, subject to review by Ranpak Corp. The awarding of the bonus and the amount thereof are in the sole discretion of Employer and no rights to a bonus in any year can be derived from any previous awarded bonuses. Details of any bonus programs shall be determined annually.

Article 4.    Expenses

Employer shall compensate Employee for any expenses reasonably incurred and directly connected with the performance of his work upon proper submission of expense notices to Employer.

Article 5.    Working hours and work place

1.	The working week runs from Monday to Friday. The working hours amount to an average of 40 (forty) hours a week.

2.	The usual office hours run from 8.00 a.m. to 12.30 p.m. and from 1.00 p.m. to 4.30 p.m.

3.	Employee performs his work at Employer ' s establishment in Heerlen. Employer shall be entitled to relocate the work place, if the company's interests so require.

4.
    Employee covenants that, at Employer' s request, he shall work overtime outside the normal working hours whenever the proper performance of bis duties so requires. With respect to such overtime, no additional remuneration shall be paid.

Article 6.    Company car

1.
For the performance of Employee's employment related activities, Employer shall place at Employee's disposal a company car with a monthly lease amount to be set by the Board. Fines caused by Employee's use of the company car shall be paid by Employee.

2.
Upon termination of this Employment Agreement or in case Employee has been placed in non- active service for whatever reason, Employee shall return the company car to Employer, together with the keys, papers and other accessories. If Employee is sick or disabled for a period longer than 3 (three) months, Employer shall be entitled to suspend the use of the car until Employee resumes work, without any compensation for the lack of the company car.

Article 7.      Pension

Employee shall be eligible to participate, on terms no more favourable to Employee than the terms for participation of any other employee of Employer, in any pension plan maintained by Employer in accordance with the terms and conditions of such plan as in effect from time to time. A copy of the regulations of the pension plan maintained by Employer is attached and Employer refers to the terms and conditions as laid down in these regulations.

Article 8.    Vacation

Employee is entitled to 25 (twenty-five) vacation days per year. Vacation may only be scheduled in consultation with and after approval by Employer.

Article 9.    Illness, disability or incapacity

1.	If Employee is ill or otherwise unable to perform work for any reason. he is obliged to inform Employer thereof before 8 a.m. on the first day of his absence.

2.
During any period of Disability, Employee is obliged, at the request of Employer, to submit to a medical examination by the company doctor/-Arbodienst, as often as deemed reasonably necessary or appropriate by Employer, and to abide by the regulations of Employer and offer full co-operation with respect to any investigation of the claimed Disability. In the event of non- compliance with these regulations, Employer shall be entitled to suspend his obligation to continue payment of Employee's salary until such time as Employee resumes abiding by said regulations.

3.	Employee covenants not to cause or worsen his Disability intentionally. In the event Employee breaches such obligation, Employer shall not be obliged to continue payment of Employee's salary.

4.
In the event the Disability is caused by a third person, Employee shall be obliged to give full co operation, including the delivery of Employee's medical information to Employer's doctor/ Arbodienst, necessary to allow Employer to fully exercise its right to recover damages incurred in respect therewith.

Article 10. Health insurance

Employee shall join the collective health insurance taken out by Employer. Employee declares that he has received a copy of the conditions of said insurance. Employer shall make the premium contribution required by the Zorgverzekeringswet (Health Insurance Act, 2006). Employee authorises Employer to withhold the premiums payable by Employee from Employee ' s monthly salary and ensure payment to the insurance company.

Article 11.    Confidentiality

1.
Neither during the employment term nor upon termination of the employment shall Employee inform any third party in any form, directly or indirectly, of any particulars concerning or related to the business conducted by Employer, Ranpak Corp. or any affiliated companies, which he could reasonably have known were not intended for third parties, regardless of the manner in which he learned of the particulars .

2.
For each violation of the obligation to maintain confidentiality, as set forth in Paragraph 11.l above, Employee shall either forfeit to Employer a penalty of EURO 10,000 immediately payable by Employee to Employer, unless Employer otherwise elects to exercise its right to claim full damages. The foregoing shall in no way limit Employer's right to initiate proceedings to force Employee to stop any violation of the prohibitions set forth in Paragraph 11.1 above.

Article 12.    Anti-competition clause

1.	Without prior written consent from Employer, Employee shall not have any other employment during the term of this Employment Agreement.

2.
Without prior written consent from Employer, during the term of this Employment Agreement and for a period of 1 (one) year following the termination of this Employment Agreement, Employee shall not, directly or indirectly, establish or conduct any business in The Netherlands that is competitive with Employer's business or the business of any affiliate of Employer with respect to any packaging or similar or related products or services; nor shall Employee, alone or with other persons, directly or indirectly, take any financial interest in or perform work, gratuitously or for remuneration, for such a business in The Netherlands.

3.	Without prior written consent of Employer and for a period of 1 (one) year following termination of this Employment Agreement, Employee shall:

a)	refrain from performing, directly or indirectly, any work, either gratuitously or for remuneration, within The Netherlands for:

i)	any former or current clients (or affiliated companies) of Employer or Ranpak Corp, for which Employee performed work in any manner;

ii)	any companies or persons that may be considered competitors to Employer or any such clients of Employer described above;

iii)	any companies or persons having any interest in or being involved in any such work as described above;

b)
refrain from, directly or indirectly, approaching any clients of Employer described in Paragraph 12.3(a). either in his own interest or in the interests of any third party, with a view to inducing them to terminate their relations with Employer, or any affiliated company, for the benefit of any company or individual competing with Employer. Employee must refrain from any activity that might adversely affect relations between Employer, or any affiliated company, and its clients. Upon termination of this Employment Agreement, the Parties shall draft a list of clients to which the above applies;

c)
refrain from inducing employees of Employer or any affiliated company or of any of its clients to terminate their employment contracts with Employer or the affiliated company or any such client, respectively, so as to be able to compete in any manner whatsoever with Employer or any affiliated company.

4.	For each violation of any of the prohibitions as set forth in Paragraphs 12.1, 12.2, and 12.3 above, Employee shall forfeit to Employer a penalty of EURO 15,000 , as well as EURO 1,000 for each day that Employee continues to be in violation, unless Employer otherwise elects to exercise its right to claim full damages. The penalties shall be immediately payable by Employee to Employer. The foregoing shall in no way limit, and shall be in addition to, Employer's right to initiate proceedings to force Employee to stop any violation of the prohibitions set forth in Paragraphs 12.1, 12.2 and 12.3 above.

Article 13. Internal rules and regulations

Employee declares that he has received a copy of the current version of the internal rules and regulations applicable to Employer's company. Employee will agree in advance to any subsequent reasonable changes in the regulations.

Article 14.    Return of Employer Property

1.
Upon termination of the employment relation, Employee shall immediately return to Employer any and all materials, documents or other information (including all originals and copies in whatever form), articles, keys and any other items belonging to Employer.

2.
If Employee fails to return any of the items as set forth in Paragraph 14.1 above, Employee shall forfeit to Employer a penalty of EURO 10,000 unless Employer otherwise elects to exercise its right to claim full damages. The foregoing shall in no way limit, and shall be in addition to, Employer's right to initiate proceedings to force Employee to stop any violation of the prohibitions set forth in Paragraph 14.1 above.

Article 15.    Intellectual and industrial property rights

1.
Insofar as the rights specified hereinafter are not vested in Employer by operation of law on the grounds of the employment relation between the Parties, upon the first request of Employer, Employee covenants that he shall transfer and, insofar as possible, hereby transfers to Employer all (future) intellectual property rights (including, but not limited to copyrights, trademarks, domain names, patents and know how) created under this Employment Agreement, and will in so far as necessary assist in such transfer, including providing Employer with a written statement stating the transfer.

2.	Employee acknowledges that his salary includes reasonable compensation for any loss of intellectual and industrial property rights.

Article 16.    Penalties

Article 7:650 sections 3 and 5 of the Dutch Civil Code does not apply to the penalties as set forth in the Articles 11, 12 and 14 of this Employment Agreement.

Article 17.    Governing law

This Employment Agreement shall be governed by the laws of The Netherlands.

Article 18.    Miscellaneous

1.	This Employment Agreement is deemed to constitute the entire agreement between Parties.

2.	This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

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IN WITNESS WHEREOF, Employer and Employee have executed this Employment Agreement in multiple originals effective as of 26 May 2009.

/s/ David M. Gabrielsen	/s/ Eric J. M. Laurensse
Ranpak B.V. By: David M. Gabrielsen Title: Managing Director	Eric J. Laurensse 29 May 2009